Exhibit 99.2

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479 U.S.A.
www.ATImetals.com

ATI to Expand Nickel-Based Superalloy Powder Capabilities

Pittsburgh, PA, June 17, 2015 – Allegheny Technologies Incorporated (NYSE: ATI) announced today that it is expanding its nickel-based superalloy powder capabilities to satisfy strong demand from the aerospace jet engine market and growing demand from the additive manufacturing industry, particularly for 3D printed parts used in the aerospace, medical, electrical energy, and oil and gas markets. The self-funded expansion, which is projected to cost approximately $70 million and take two years to complete, will be located at the ATI Specialty Materials business unit’s operations near Monroe, NC.

“This strategic growth project will strengthen ATI’s position in the production of technically demanding superalloy powders used to produce advanced mill products and forgings, primarily for next-generation jet engines,” said Rich Harshman, ATI’s Chairman, President and CEO. “A significant portion of the powders to be produced from this expansion are needed to meet requirements of existing long-term agreements with jet engine OEMs that run well into the next decade. The expansion also better positions ATI to continue as a leading innovator supplying advanced powders to the new and rapidly growing additive manufacturing industry.

“This expansion builds on ATI’s existing powder capabilities located at facilities in Oakdale, PA near Pittsburgh, which are currently operating near capacity. The expansion is included in our multi-year capital expenditure target of approximately $200 million annually.”

Nickel-based superalloy powders provide extreme alloy compositions and a refined microstructure that offer increased performance and longer useful lives in high-temperature and highly corrosive environments. For more information, see www.atimetals.com then “ATI Products” and “Powder Metals”.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in our filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty materials and components producers in the world with revenues of approximately $4.4 billion for the twelve months ended March 31, 2015. ATI has approximately 9,600 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty materials solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, and construction and mining. The ATI website is www.ATImetals.com.